Exhibit 10.4

AGREEMENT

RELATING TO CERTAIN RESOLUTIONS

TO BE SUBMITTED TO THE

GENERAL SHAREHOLDERS’ MEETING OF

ABENGOA, S.A.

between

INVERSIÓN CORPORATIVA, I.C., S.A.

and

ABENGOA, S.A.

Seville, 27 August 2012

PRESENT

In Seville, on 27 August 2012

Of the one part,

INVERSIÓN CORPORATIVA I.C., S.A., whose address is calle General Martínez Campos, nº 53, Madrid, registered in the Commercial Registry no.1 of Madrid, volume 155 general, 145 of 3rd section of the Companies’ Book, page 53, sheet no. 61831-1, with Tax Identity Code (CIF) no. A-41105511, represented by Mr. Felipe Benjumea Llorente, of full age, of Spanish nationality, with the same professional address, in his capacity as Chief Executive Officer of said entity (hereinafter, “Inversión Corporativa” or the “Shareholder”).

And of the other part,

ABENGOA, S.A., whose address is Campus Palmas Altas, calle Energía Solar 1, Seville 41014, registered in the Commercial Registry of Seville, sheet SE-1507, page 94, volume 573 of Companies’ Book, with Tax Identity Code (CIF) no. A-41002288, represented by Mr. Manuel Sánchez Ortega, of full age, of Spanish nationality, with the same professional address, in his capacity as Chief Executive Officer of said entity (hereinafter, “Abengoa” or the “Company”).

Inversión Corporativa and the Company shall be jointly referred to as the “Parties”, or either of them, where appropriate, as a “Party”.

RECITALS

I.                                        Inversión Corporativa is the holder, directly or indirectly (through Finarpisa, S.A.), of the Company’s Class A shares which represent 55.93% of Abengoa’s share capital.

II.                                   Inversión Corporativa has become aware of the transaction which the Board of Directors of Abengoa intends to propose to the Shareholders’ General Meeting for its approval, which essentially consists in (i) a capital increase charged against unrestricted reserves through the issue of 430,450,152 Class B shares, which shall be assigned to all of the shareholders in the Company (including both those holding Class A Shares and those with Class B shares) in the proportion of four Class B shares for each existing share (hereinafter, the “Capital Increase”); (ii) an amendment of the Articles of Association to include a right to convert Class A shares into Class B shares, which the owners of Class A shares could benefit from for a period of 5 years (hereinafter, the “Conversion Right”), together with the necessary agreements for the formal execution thereof; and (iii) the inclusion of certain provisions in the Articles of Association to guarantee that certain shareholders’ rights may be exercised according to the number of shares which are possessed and not according to the percentage share capital which the nominal value of these shares represents (hereinafter, the “Articles of Association Amendment” which, together with the Capital Increase and the Conversion Right, shall be referred to as the “Transaction”).

III.                              Inversión Corporativa, in its current capacity as majority shareholder, is prepared to take on certain commitments with respect to the Company in order to (i) regulate the way in which its voting rights are exercised in the Shareholders’ General Meeting to which approval of the Transaction will be made subject; (ii) limit the maximum number of voting rights which it must exercise in the future to the percentage of votes which it currently holds; and (iii) guarantee that in the future Inversión Corporativa shall also have a given proportion between its investment in the Company and the maximum number of votes which it holds at that moment.

IV.                               Given the above, the Parties have agreed to enter into this agreement (hereinafter, the “Agreement”), subject to the following

CLAUSES

1.                                     Purpose

1.1.                            The purpose of this agreement is the assumption by Inversión Corporativa of the following undertakings with respect to the Company:

(a)                                 the undertaking to vote in favour of the resolutions which are proposed at the Abengoa Shareholders’ Meeting in relation to the Transaction, in the situations and in accordance with the terms laid down herein;

(b)                                 the undertaking to limit the exercise of voting rights to a maximum of 55.93% of the total voting rights exercisable by Abengoa shareholders;

(c)                                  the undertaking to maintain a given proportion with respect to the voting rights and the percentage of shares which it owns.

1.2.                            The stipulations contained in this Agreement are fully binding on the Parties. In particular, the provisions hereof shall bind the Parties regardless of whether or not they form part of the Company’s Articles of Association. Where any discrepancy or conflict exists between the Company’s Articles of Association and the terms of this Agreement, the latter shall prevail between the Parties as the most accurate representation of their mutual will.

1.3.                            The Parties undertake at all times to act in accordance with the rules of conduct laid down in Title VII of the Stock Market Law 24/88 as amended by Law 37/1998 of 16 November, together with the other supplementary provisions.

2.                                      Undertakings assumed by Inversión Corporativa

2.1.                            Voting in resolutions related to the Transaction

Inversión Corporativa undertakes to vote in favour of the resolutions related to the Transaction which are placed before the Company’s Shareholders’ General Meeting for its approval and whose main terms are attached hereto as Annex, provided that it is previously shown that the resolutions in question will be approved previously or simultaneously by the majority of the Class A shareholders other than Inversión Corporativa.

In addition, where there is no approval from said majority of the Class A shareholders other than Inversión Corporativa, Inversión Corporativa undertakes to vote against the resolutions relating to the Transaction.

2.2.                            Limitation on the exercise of voting rights

The Parties are aware that the introduction of a right to convert Class A shares into Class B shares in the Company may have the undesired indirect effect that Inversión Corporativa, without increasing its investment in Abengoa in economic terms, sees its percentage of the total voting rights in the Company increase. In such cases, Inversión Corporativa undertakes that in future meetings of the Shareholders’ Meeting of Abengoa it shall not exercise its voting rights beyond a maximum of 55.93% of Abengoa’s total voting rights.

In the event that Inversión Corporativa increases its share of economic rights in the Company above 55.93%, the limitation on the exercise of the voting right assumed by Inversión Corporativa shall be fixed, at most, as the percentage stake which it actually has of said economic rights.

For these purposes, Inversión Corporativa may appear in the Shareholders’ General Meetings which are called with all of the shares which it owns, which shall be taken into account with respect to the quorum required to hold the meetings, and shall freely decide how to cast the votes in the shares, which represent a maximum of 55.93% of Abengoa’s total voting rights. With regard to the remaining shares which exceed the maximum limit, Inversión Corporativa shall be deemed to have abstained from voting.

2.3.                            Voting rights as a proportion of the percentage shareholding of Inversión Corporativa

Inversión Corporativa undertakes that its percentage stake in shares with voting rights (whether Class A or Class B shares) calculated in relation to the total shares in the Company shall at no time be less than four times the percentage voting rights which those shares attribute to Inversión Corporativa, calculated in relation to the total voting rights of the Company.

In order to maintain this proportion, whenever this figure is exceeded, Inversión Corporativa undertakes to (i) transfer immediately, by any title allowed by law, Class A shares of which it is the owner; or (ii) convert Class A shares of which it is the owner into Class B shares, using the voluntary conversion mechanism to be set up as part of the Transaction, whenever this is necessary.

3.                                      Effectiveness of this Agreement

This Agreement shall come into force on the date of its signature. Nevertheless, the undertaking laid down in clause 2.1 shall only be binding on Inversión Corporativa once the Shareholders’ General Meeting which has to decide on the Transaction has been called. Furthermore, the legal effect of the undertakings referred to in clauses 2.2 and 2.3 above shall be subject to the effective approval and subsequent registration in the Commercial Registry of the resolutions of the Shareholders’ General Meeting which relate to the Transaction.

In case any of the Parties breaches any of the obligations assumed under this Agreement, the said Party will be responsible of indemnifying all damages caused to the other Party, in accordance with applicable laws.

The obligations undertaken by Inversión Corporativa under Section 2 of this Agreement are also undertaken for the benefit of any and all current or future shareholders of Abengoa other than Inversión Corporativa, while this Agreement remains in force.

4.                                      Notices

All written notices and communications sent pursuant to this Agreement shall be sent to the addresses stated in the heading hereto, by burofax with certification of the content or by registered post with acknowledgment or receipt sent through a Notary Public. Any change of address shall be notified to the other party sufficiently in advance by burofax with certification of the content or by registered post with acknowledgment or receipt sent through a Notary Public.

5.                                      Dispute resolution

5.1                              In the event of any discrepancy or dispute between the Parties in relation to the existence or content of this Agreement, the Parties shall negotiate in good faith in an attempt to resolve said discrepancy or dispute within a maximum of one (1) month from the date on which either of them formally notifies the other of the existence of the discrepancy.

5.2                              In the event that the discrepancy or dispute is not resolved within the maximum period laid down, the Parties expressly waive the right to any forum which they may and agree to be subject to the jurisdiction and competence of the Courts and Tribunals of the city of Seville.

6.                                      Applicable law

This Agreement shall be governed by and interpreted in accordance with Spanish law.

7.                                      Miscellaneous

8.1                               This Agreement and its Annex, which forms an integral part hereof for all purposes, represents the sole valid agreement between the Parties in relation to its subject matter and leaves without any legal effect other agreements or contracts entered into by the Parties in the past, whether oral or written.

8.2                               No modification or variation of the terms of this Agreement shall be made for so long as the Company has issued and outstanding Class A and Class B shares, or be effective if it is not in writing and signed by the Parties who shall be bound by it.

8.3                               The titles of the clauses in this Agreement have been included to aid the understanding hereof but do not form part of it, nor do they define, limit or describe the scope or intention of the preceding agreements.

In witness whereof, the Parties sign this Agreement in two counterparts with a single purpose, in the place and on the date stated in the heading hereof.

Inversión Corporativa I.C., S.A.	Abengoa, S.A.

/s/ Felipe Benjumea Llorente	/s/ Manuel Sánchez Ortega
Mr. Felipe Benjumea Llorente	Mr. Manuel Sánchez Ortega